EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 3rd day of December, 2001, by and between Transaction Systems Architects, Inc., a Delaware corporation, ("Employer") and Gregory D. Derkacht ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee and Employer desire to enter into this Agreement pertaining to the terms of the employment of Employee by Employer;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Employment. Employer hereby agrees to employ Employee as President and Chief Executive Officer ("CEO"), and Employee hereby accepts such employment by Employer upon the terms and conditions and with such duties as determined by the Board of Directors of Employer from time to time and which shall be related or appropriate to the position.

         2. Term. The term of employment under this Agreement shall commence on January 2, 2002, and shall continue for a period of three years thereafter, unless sooner terminated as hereinafter set forth in Section 6, subject to certain provisions surviving termination as set forth below. Thereafter this Agreement and the term of employment pursuant hereto will be automatically extended for successive one-year terms, unless either party elects to terminate this Agreement by giving the other party written notice thereof not less than 90 days prior to the end of the then-current term.

         3. Duties.  Employee shall, during the term hereof:

          (a) Execute Duties. Execute the duties attendant to his position as determined and directed by the Board of Directors from time to time;

          (b) Board Service. Serve as a member of the Employer's Board of Directors.

          (c) Full Efforts and Time. Consistent with the foregoing, Employee shall devote full business time, energy, and skill to the businesses of Employer, and to the promotion of Employer's best interests; provided, however, that this Agreement shall not preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, from engaging in professional speaking and writing activities, and from serving as a member of the board of directors of other corporations or entities (subject to the approval by the Chairman of the Board of Directors of Employer) so long as such activities do not unreasonably interfere with the businesses of Employer or conflict with Employee's obligations under this Agreement.

         4. Compensation.

          (a) Base. Subject to Section 3(d) above, Employer shall pay Employee for all services to be performed by Employee during the term of this Agreement a base salary (the "Base Salary") at the minimum rate of $300,000 per year, payable in substantially equal semi-monthly payments in accordance with Employer's customary practice for other employees, as such practice may be determined from time to time. The Board of Directors may increase such Base Salary but not decrease such Base Salary unless, as a result of a reasonable business judgment by the Board of Directors of Employer, there is a prorata across-the-board salary reduction for all executive level management employees of Employer.

          (b) Management Incentive Compensation. In addition to the Base Salary, Employee shall be entitled to participate in the Employer's Management Incentive Compensation Program ("MICP"). Employee's "on target" incentive compensation will be $150,000 per fiscal year prorated quarterly in the amount of $37,500. The amount of incentive compensation payable to Employee with respect to a fiscal quarter will depend on the achievement of certain financial results achieved by Employer in such fiscal quarter. The Board of Directors may increase the incentive compensation paid or payable to Employee pursuant to the MICP, but not decrease such incentive compensation unless, as a result of a reasonable business judgment by the Board of Directors of Employer, there is a prorata across-the-board decrease for all executive level management employees of Employer. The terms and conditions of the MICP applicable to Employee are attached hereto as Exhibit A.

          (c) Business Expenses. In addition to the Base Salary set forth above, Employer agrees that during the term of this Agreement Employee shall be entitled to reimbursement by Employer for all reasonable and documented business expenses incurred by him on Employer's behalf in the course of his employment hereunder in accordance with Employer's policy concerning the same.

          (d) Board Service. No separate or additional compensation will be paid to Employee with respect to service on the Board of Directors.

          (e) Stock Options. Employee will receive three stock option grants from the Employer's existing stock option plans. The first grant will be in the amount of 100,000 shares and will be made January 2, 2002. Subject to shareholder approval, the second and third grants will be in the amount of 200,000 shares each and will be made February 19, 2002. The terms and conditions for each of the grants are set forth in separate stock option agreements. The stock option agreements for each of the grants are attached hereto as Exhibits B, C and D, respectively.

         5. Additional Benefits. Employee and his dependents shall be entitled to participate in and receive health insurance and other benefits ("Benefit Plans") under the Employer's Benefit Plans, whether qualified or non-qualified, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefit Plans as provided to similarly situated employees of Employer, as changed from time to time. Employee shall be entitled to paid vacation and holidays in accordance with Employer's policies in effect from time-to-time for its employees.

         6. Termination.

          (a)     Types of Termination.

                           (i) For Cause by Employer.
                               The Board of Directors of Employer, upon written notice to Employee setting forth the reason for such action, may terminate the employment of Employee with Employer at any time for "Cause." For purposes of the preceding sentence, "Cause" shall be deemed to exist if the Board of Directors of Employer, in good faith, determines that the Employee has engaged in gross and flagrant non-performance, misconduct or negligence of his duties or gross and flagrant dishonesty relating to the business of Employer.

                          (ii) By Employee Voluntarily.  Employee may
                               terminate his employment voluntarily
                               hereunder thirty (30) days after providing
                               Employer written notice setting forth his intention to do so.

                         (iii) Death or Disability
                               of Employee. If Employee's employment is terminated during the term of this Agreement due to the death or disability of Employee, then an amount equal to Employee's Base Salary (at the rate most recently in effect) shall be paid through the date of his death or disability, plus an amount in respect of any accrued but unused vacation days. Employee's beneficiaries shall also receive any insurance benefits under the Benefit Plans to which Employee or his beneficiaries are entitled on the date of his death or disability.

                               As used in this Agreement, the term
                               "Disability" shall mean, first, the
                               definition as set forth in the current
                               long-term disability policy covering the
                               Employee, but if no such disability policy exists, then "Disability" shall mean the inability of Employee, due to a physical or mental disability, for a period of sixty
                               (60) days, whether or not consecutive,
                               during any one hundred eighty (180) day
                               period, to perform the services contemplated under this Agreement .

                               In the case of the disability or death of Employee, the Noncompetition and
                               Confidentiality and other provisions of
                               Sections 7 and 8 hereof shall remain in
                               effect.

                          (iv) Without Cause by Employer. Employer
                               may terminate the employment of Employee at any time without cause after providing Employee with 30 days written notice setting forth its intention to do so.

                          (iv) Expiration of Term.  The expiration of
                               this Agreement is by its own term, as set forth in Section 2.

                  (b) Compensation on Termination. If Employee is terminated for cause, death or disability, or voluntarily terminates his employment, or if this Agreement terminates by its own term, he shall not be entitled to any compensation following the date of termination as defined below (the "Termination Date"):

                           (i) for cause by Employer - immediately upon
                               notice by Employer;

                          (ii) for death or disability - upon the date
                                    of such occurrence;

                         (iii) for voluntary termination - the thirtieth
                               (30th) day following notice by Employee to Employer; and

                          (iv) by its own term - upon the date set forth in
                               Section 2.

                  (c) Compensation for Termination Without Cause. In the event Employee is terminated by Employer without cause, Employer shall pay to Employee $150,000.

                  (d) Change in Control Compensation. Employee shall be entitled to compensation if (i) there is a Change in Control of the Employer while Employee is still an employee of Employer and (ii) Employee's employment with Employer is terminated by Employer or by Employee for Good Reason within two years after the Change in Control as a direct or indirect result of the Change in Control, but not as a result of (A) Employee's death or disability, (B) Employee's Retirement, (C) Employee's termination for Cause by Employer, or (D) Employee's decision to terminate employment other than for Good Reason ("Change in Control Compensation"). "Change in Control" is defined in Exhibit E ("Definitions"). The Change in Control Compensation to be paid to Employee in the event of a Change in Control will be equal to one times the Base Salary set forth in Section 4 above. The Change in Control Compensation will be paid within five (5) business days of the Change in Control.

                  (e) Other Compensation and Benefits. Other than as provided in
         Section 6(a)(iii) hereof, upon termination for any reason, Employee shall be entitled to receive only that compensation and other benefits that have vested and that are due and earned as of the Termination Date, and such payment shall be made to Employee within sixty (60) days.

                  (f) Full Satisfaction. The payments to Employee pursuant to this Agreement shall be in full satisfaction of Employee's rights to compensation hereunder.

         7. Noncompetition, Noninducement, Nonsolicitation.

                  (a) Employee hereby agrees that commencing on the date of this Agreement and continuing through 180 days after the termination date (the "Non-Compete Period"), he shall not singly, jointly, or as a member, employee, or agent of any partnership or as an officer, agent, employee, director or stockholder, or investor of any other corporation or entity, or in any other capacity, which is engaged in a similar business to that of Employer during the period of non-competition:

                           (i) solicit, contact and/or service any person,
                               firm, corporation, partnership, or entity of any kind whatsoever for purposes which are competitive to that of Employer, and for purposes similar to those performed by Employee for Employer, a client of Employer for which Employee performed service or had personal contact with on behalf of Employer during the last one (1) year of Employee's employment with Employer; provided, that Employee shall be able to acquire and hold up to 1% of the outstanding shares of any publicly traded stock of any company, and an unlimited percentage of outstanding shares in the Employer, its parent, affiliates, or subsidiaries; and

                          (ii) directly or indirectly induce or attempt to
                               induce any person who, during the term of Employee's employment hereunder, was an employee, representative or agent of Employer or any of its affiliates to terminate his employment with Employer or any of its affiliates, or to violate the terms of any agreement between said employee, representative or agent and Employer or any of its affiliates.

                  (b) It is understood and agreed by Employer and Employee that the time periods of the restrictions set forth in Section 7(a) of this Agreement are intended by Employer and Employee to be extended by any time period during which Employee violates the terms and conditions of
         Section 7(a). Notwithstanding anything which could be construed to the contrary, this Section 7(b) is not intended to and shall not be deemed to permit Employee to violate any term or condition of Section 7(a).
                  (c) In the event any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein.

                  (d) Employer and Employee specifically agree that the provisions of Sections 7, 8, 9, and 10 shall survive the termination of this Agreement.

                  (e) Employer and Employee agree that the provisions of this
         Section 7 may be waived in whole or in part by mutual agreement in writing by Employer and Employee.

         8. Confidentiality. Without the consent of Employer, Employee will not, during his Employment or after termination of this Agreement, (a) disclose any trade secret or proprietary or confidential knowledge or information of Employer or any affiliate of Employer to any person or entity (other than to Employer or shareholders, directors, officers or employees of Employer or representatives thereof), or (b) otherwise make use of any such secret, knowledge or information for other than Employer's purposes, unless in the case of (a) or (b) above such secret, knowledge or information is readily ascertainable from publicly available information. Employee will hold confidential, on behalf of Employer as the property of Employer, all memoranda, manuals, books, papers, letters, documents, computer software and other similar property obtained during the course of performing duties under this Agreement, and will return such property to Employer at any time upon demand by Employer and, in any event, within three
(3) calendar days after termination of his employment under this Agreement or after the end of the term of this Agreement.

         9. Developments.

                  (a) As used in this Agreement, the term "Employee Developments" shall mean all technological, financial, operating and training ideas, processes, methods and materials, specifically including, but not limited to, all inventions, discoveries, improvements, devices, apparatus, designs, practices, processes, methods, formulas, know-how, products, enhancements and all software, computer programs (including source code, object code, documentation and programmer's notes) and other works of authorship, whether or not patentable or copyrightable, developed, written, conceived or reduced to practice during Employee's employment by the Company or within a period of 90 days thereafter (i) which result from any work performed by Employee for the Employer, or (ii) which relate to the Employer's business or research or development of the Employer at the time Employee develops, writes, conceives or reduces to practice any of the foregoing, alone or with others.

                  (b) Employee shall promptly disclose all Employee Developments to the Employer and make available to the Employer any work papers, drawings, designs, schematics, specifications, descriptions, models, diskettes, computer tapes, source codes or other tangible incidents of Employee Developments. Employee agrees that all Employee Developments shall be considered work made by Employee for the Employer and prepared within the scope of Employee's employment and that all right, title and ownership interest in and to the Employee Developments, including, without limitation, copyright, trade secret, patent or other intellectual property rights, shall exclusively vest in and be retained by the Employer, both during and following the term of employment. Employee agrees to perform upon request of the Employer any acts that may be necessary or convenient during his term of employment or thereafter to establish, perfect, evidence, register, transfer, assign or convey ownership of Employee Developments in or to the Employer, to the fullest extent possible, including without limitation, assignment to the Employer of all ownership, copyright, trade secret, patent and other intellectual property rights without any further consideration.

         10. Remedies.

                  (a) Employer shall be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of Employee under Sections 7 and 8, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and Employer may pursue other remedies for such a breach.

                  (b) Any court proceeding to enforce the specific performance provisions of this Agreement may be commenced in the federal courts located in the State of Nebraska, or in the absence of federal jurisdiction, the state courts of Nebraska having jurisdiction. Employer and Employee submit to the jurisdiction of such courts and waive any objection which they may have to the pursuit of any such proceeding in any such court for purposes of specific performance only.

         11. Employer Assignment. Employer may assign this Agreement, provided, however, that in the event of such assignment by the Employer, Employer's obligations hereunder shall be binding legal obligations and shall inure to the benefit of any successor.

         12. Relocation. Employee agrees to relocate to Omaha, Nebraska, for the term of this Agreement. Employer will pay for movement of Employee's household and personal belongings. Employer will pay for real estate commission and other customary and reasonable closing costs associated with the sale of Employee's current home in Chicago. Employer will not pay for any fees or costs associated with the purchase of a home in Omaha. Employer will pay for two house-hunting trips in Omaha for Employee and spouse. No tax gross-up or equalization allowances will be provided. Temporary housing in Omaha and related travel to and from Chicago will be provided and paid for by the Employer while Employees attempts to sell home in Chicago. Payment by Employer for such expenses will cease at the earlier of (1) Employee moving into a new residence in Omaha; (2) closing the sale of Employee's Chicago house; or (3) March 31, 2002.

         13. Benefits Unfunded. All rights of Employee and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Employee nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer.

         14. Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

         15. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of the State of Nebraska without giving effect to the conflict of laws provisions thereof.

         16. Entire Agreement. This Agreement contains the entire Agreement between Employer and Employee and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Employee.

         17. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

         18. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

         19. Notice. Notices under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other addresses as the party being notified may have previously furnished to the others by written notice.

If to Employer or its Board of Directors:

                                    Transaction Systems Architects, Inc.
                                    Attn: Chairman of the Board of Directors
                                    224 South 108th Avenue
                                    Omaha, NE  68154



         with a copy to:

                                    Transaction Systems Architects, Inc.
                                    Attn: General Counsel
                                    224 South 108th Avenue
                                    Omaha, Nebraska 68154




         If to Employee:
                                    ______________________
                                    ______________________
                                    ______________________


Such notices shall be deemed received three (3) business days after they are so sent.


         IN WITNESS WHEREOF, the parties have executed this Agreement, on the day and year first above written.

                                         Transaction Systems Architects, Inc.
                                         ("Employer")



                                         By:      ______________________________
                                         Name:    ______________________________
                                         Title:   ______________________________


                                         Gregory D. Derkacht
                                         ("Employee")


                                         _______________________________________


Attachments:

Exhibit A:  Management Incentive Compensation Program
Exhibit B:  First Stock Option Grant
Exhibit C:  Second Stock Option Grant
Exhibit D:  Third Stock Option Grant
Exhibit E:  Definitions